SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	Commission File Number:
August 5, 2004	0-27441

XM SATELLITE RADIO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	54-1878819
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

1500 Eckington Place, N.E.

Washington, D.C. 20002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(202) 380-4000

(Former name or former address, if changed since last report)

Item 5. Other Events.

Satellite Insurance Settlements

XM has launch and in-orbit insurance policies with a large group of insurers (both U.S. and foreign) providing coverage for losses relating to each of its satellites (XM Rock and XM Roll) where such losses arise from an occurrence within the first 5 years after launch (both satellites were launched during the 1st half of 2001).

Under these policies, the aggregate sum insured in the event of constructive total loss of both satellites is $400 Million ($200 Million per satellite), and lesser amounts would be payable in the event of a partial loss. In the event of constructive total loss, the amount of recovery would be reduced by any salvage value, which could include a percentage of the revenues from XM’s continuing use of the satellites.

In September 2001, XM notified its insurers of a progressive solar array power degradation problem with both satellites (this solar array output power degradation issue is common to the first six Boeing 702 class satellites in orbit—XM Rock and XM Roll were the fifth and sixth Boeing 702s launched). In February 2003, XM filed Proofs of Loss with its insurers claiming that the pattern of degradation on both satellites met the standard for constructive total loss under the terms of the insurance policies even though XM would be able to operate the satellites and provide quality service to its subscribers for some continuing period of time.

In July 2004, XM reached agreement with insurers covering 80% of the aggregate sum insured at a settlement rate equal to 44.5% of the proportionate amount of the sum insured covered by each of these insurers (total recovery of approximately $142 million from these insurers). This settlement resolves any issues about the amount of loss sustained, includes a waiver by the settling insurance companies of any reductions based on salvage value, terminates any further risk to the settling insurers under the policies and ends any other rights the settling insurers might have with regard to XM Rock and XM Roll or revenues generated by XM’s continuing use of those satellites. XM has already collected a significant portion of the settlement amounts and expects to collect most of the remainder by the end of August.

XM will seek to collect the remaining 20% of the sum insured utilizing the third-party dispute resolution procedures under the policy.

Replacement Satellite Deployment Plan Update

XM plans to launch its ground spare satellite (XM-3) into one orbital slot in late 2004/early 2005, depending on the timing of launch vehicle availability, and to operate XM Rock and XM Roll collocated in the other orbital slot. In 2007, XM plans to launch its new satellite (XM-4) to replace the collocated XM Rock and XM Roll. XM has advanced visibility of 702 performance levels and the consistency of degradation trends on XM Rock and XM Roll since there is a 702 satellite in orbit longer than XM Rock and XM Roll by approximately 15 and 17 months, respectively. With this deployment plan and advanced visibility, XM believes it will be able to launch XM-3 and XM-4 prior to the time the solar array output degradation power issue might cause XM’s broadcast signal strength to fall below minimum acceptable levels.

Except for any historical information, the matters we discuss in this Current Report on Form 8-K concerning our company contain forward-looking statements. Any statements in this Current Report on Form 8-K that are not statements of historical fact are intended to be, and are “forward-looking statements” under the safe harbor provided by Section 27(a) of the Securities Act. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans” and similar expressions are intended to identify forward-looking statements. The important factors discussed herein as well as factors identified in our filings with the SEC and those presented elsewhere by management from time to time, could cause actual results to differ materially from those indicated by the forward-looking statements made in this Current Report on Form 8-K.

Item 12. Results of Operations and Financial Condition.

On August 5, 2004, XM Satellite Radio Holdings Inc. issued a press release to announce its financial results for the quarter ended June 30, 2004. A copy of the press release is being furnished as exhibit 99.1 to this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XM SATELLITE RADIO HOLDINGS INC.

Date: August 5, 2004	By:	/s/ Joseph M. Titlebaum
Joseph M. Titlebaum
Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press release, dated August 5, 2004, announcing the financial results for the quarter ended June 30, 2004.